UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 3)*

SmartRent, Inc.

(Name of Issuer)

Class A Common stock, $0.0001 par value per share

(Title of Class of Securities)

83193G107

(CUSIP Number)

Real Estate Technology Ventures

Attn: Jacob Zornes, Chief Financial Officer

136 Heber Ave, Suite 304

Park City, UT 84060

(801) 823-1216

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

August 3, 2022

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 83193G107
1.	Names of Reporting Persons Real Estate Technology Ventures Associates, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) (b)	☐ ☒ (1)
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 289,379 shares of Class A Common Stock (2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 289,379 shares of Class A Common Stock (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 289,379 shares of Class A Common Stock (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.1% of Class A Common Stock (3)
14.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13D is filed by Real Estate Technology Ventures Associates, L.P. (“RET Associates I”), Real Estate Technology Ventures, L.P. (“RET Fund I”), Real Estate Technology Ventures-A, L.P. (“RET Fund I-A”), RET Ventures SPV I, L.P. (“RET SPV I”), RETV GP, LLC (“RET GP I”), Real Estate Technology Ventures II, L.P. (“RET Fund II”), Real Estate Technology Ventures Associates II, L.P. (“RET Associates II”), RETV GP II, LLC (“RET GP II”), John Helm (“Helm”) and Christopher Yip (“Yip” and, with RET Associates I, RET Fund I, RET Fund I-A, RET SPV I, RET GP I, RET Fund II, RET Associates II, RET GP II and Helm, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.

(2)	These shares are held directly by RET Associates I. RET GP I serves as the sole general partner of RET Associates I. As such, RET GP I possesses power to direct the voting and disposition of the shares beneficially owned by RET Associates I and may be deemed to have indirect beneficial ownership of the shares beneficially owned by RET Associates I. RET GP I owns no securities of the Issuer directly. Helm is the Managing Director of RET GP I. As such, Helm possesses power to direct the voting and disposition of the shares beneficially owned by RET Associates I and may be deemed to have indirect beneficial ownership of these shares.

(3)	This calculation is based on 195,331,762 shares of Class A Common Stock outstanding as of May 9, 2022, as reported in the Issuer’s Form 10-Q filed on May 11, 2022 with the Securities and Exchange Commission (the “SEC”).

CUSIP No. 83193G107
1.	Names of Reporting Persons Real Estate Technology Ventures, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) (b)	☐ ☒ (1)
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 16,571,480 shares of Class A Common Stock (2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 16,571,480 shares of Class A Common Stock (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 16,571,480 shares of Class A Common Stock (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 8.5% of Class A Common Stock (3)
14.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13D is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.

(2)	These shares are held by RET Fund I. RET GP I serves as the sole general partner of RET Fund I. As such, RET GP I possesses power to direct the voting and disposition of the shares beneficially owned by RET Fund I and may be deemed to have indirect beneficial ownership of the shares beneficially owned by RET Fund I. RET GP I owns no securities of the Issuer directly. Helm is the Managing Director of RET GP I. As such, Helm possesses power to direct the voting and disposition of the shares beneficially owned by RET Fund I and may be deemed to have indirect beneficial ownership of these shares.

(3)	This calculation is based on 195,331,762 shares of Class A Common Stock outstanding as of May 9, 2022, as reported in the Issuer’s Form 10-Q filed on May 11, 2022 with the SEC.

CUSIP No. 83193G107
1.	Names of Reporting Persons Real Estate Technology Ventures-A, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) (b)	☐ ☒ (1)
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 3,809,028 shares of Class A Common Stock (2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 3,809,028 shares of Class A Common Stock (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,809,028 shares of Class A Common Stock (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 2.0% of Class A Common Stock (3)
14.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13D is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.

(2)	These shares are held by RET Fund I-A. RET GP I serves as the sole general partner of RET Fund I-A. As such, RET GP I possesses power to direct the voting and disposition of the shares beneficially owned by RET Fund I-A and may be deemed to have indirect beneficial ownership of the shares beneficially owned by RET Fund I-A. RET GP I owns no securities of the Issuer directly. Helm is the Managing Director of RET GP I. As such, Helm possesses power to direct the voting and disposition of the shares beneficially owned by RET Fund I-A and may be deemed to have indirect beneficial ownership of these shares.

(3)	This calculation is based on 195,331,762 shares of Class A Common Stock outstanding as of May 9, 2022, as reported in the Issuer’s Form 10-Q filed on May 11, 2022 with the SEC.

CUSIP No. 83193G107
1.	Names of Reporting Persons RET Ventures SPV I, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) (b)	☐ ☒ (1)
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 4,404,752 shares of Class A Common Stock (2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 4,404,752 shares of Class A Common Stock (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,404,752 shares of Class A Common Stock (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 2.3% of Class A Common Stock (3)
14.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13D is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.

(2)	These shares are held by RET SPV I. RET GP I serves as the sole general partner of RET SPV I. As such, RET GP I possesses power to direct the voting and disposition of the securities beneficially owned by RET SPV I and may be deemed to have indirect beneficial ownership of the securities beneficially owned by RET SPV I. RET GP I owns no securities of the Issuer directly. Helm is the Managing Director of RET GP I. As such, Helm possesses power to direct the voting and disposition of the securities beneficially owned by RET SPV I and may be deemed to have indirect beneficial ownership of these securities.

(3)	This calculation is based on 195,331,762 shares of Class A Common Stock outstanding as of May 9, 2022, as reported in the Issuer’s Form 10-Q filed on May 11, 2022 with the SEC.

CUSIP No. 83193G107
1.	Names of Reporting Persons RETV GP, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) (b)	☐ ☒ (1)
3.	SEC Use Only
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 25,074,639 shares of Class A Common Stock (2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 25,074,639 shares of Class A Common Stock (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 25,074,639 shares of Class A Common Stock (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 12.8% of Class A Common Stock (3)
14.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule 13D is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.

(2)	Includes (i) 289,379 shares of Class A Common Stock held directly by RET Associates I; (ii) 16,571,480 shares of Class A Common Stock held directly by RET Fund I; (iii) 3,809,028 shares of Class A Common Stock held directly by RET Fund I-A; and (iv) 4,404,752 shares of Class A Common Stock held directly by RET SPV I. RET GP I serves as the sole general partner of each of RET Associates I, RET Fund I, RET Fund I-A and RET SPV I. As such, RET GP I possesses power to direct the voting and disposition of these securities and may be deemed to have indirect beneficial ownership of these securities. RET GP I owns no securities of the Issuer directly. Helm is the Managing Director of RET GP I. As such, Helm possesses power to direct the voting and disposition of these securities and may be deemed to have indirect beneficial ownership of these securities.

(3)	This calculation is based on 195,331,762 shares of Class A Common Stock outstanding as of May 9, 2022, as reported in the Issuer’s Form 10-Q filed on May 11, 2022 with the SEC.

CUSIP No. 83193G107
1.	Names of Reporting Persons Real Estate Technology Ventures II, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) (b)	☐ ☒ (1)
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 251,928 shares of Class A Common Stock (2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 251,928 shares of Class A Common Stock (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 251,928 shares of Class A Common Stock (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.1% of Class A Common Stock (3)
14.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13D is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.

(2)	These shares are held by RET Fund II. RET GP II serves as the sole general partner of RET Fund II. As such, RET GP II possesses power to direct the voting and disposition of the shares beneficially owned by RET Fund II and may be deemed to have indirect beneficial ownership of the shares beneficially owned by RET Fund II. RET GP II owns no securities of the Issuer directly. Helm and Yip are the Managing Directors of RET GP II. As such, each of Helm and Yip possesses power to direct the voting and disposition of the shares beneficially owned by RET Fund II and may be deemed to have indirect beneficial ownership of these shares.

(3)	This calculation is based on 195,331,762 shares of Class A Common Stock outstanding as of May 9, 2022, as reported in the Issuer’s Form 10-Q filed on May 11, 2022 with the SEC.

CUSIP No. 83193G107
1.	Names of Reporting Persons Real Estate Technology Ventures Associates II, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) (b)	☐ ☒ (1)
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 5,874 shares of Class A Common Stock (2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 5,874 shares of Class A Common Stock (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,874 shares of Class A Common Stock (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.0% of Class A Common Stock (3)
14.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13D is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.

(2)	These shares are held by RET Associates II. RET GP II serves as the sole general partner of RET Associates II. As such, RET GP II possesses power to direct the voting and disposition of the shares beneficially owned by RET Associates II and may be deemed to have indirect beneficial ownership of the shares beneficially owned by RET Associates II. RET GP II owns no securities of the Issuer directly. Helm and Yip are the Managing Directors of RET GP II. As such, each of Helm and Yip possesses power to direct the voting and disposition of the shares beneficially owned by RET Associates II and may be deemed to have indirect beneficial ownership of these shares.

(3)	This calculation is based on 195,331,762 shares of Class A Common Stock outstanding as of May 9, 2022, as reported in the Issuer’s Form 10-Q filed on May 11, 2022 with the SEC.

CUSIP No. 83193G107
1.	Names of Reporting Persons RETV GP II, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) (b)	☐ ☒ (1)
3.	SEC Use Only
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 257,802 shares of Class A Common Stock (2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 257,802 shares of Class A Common Stock (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 257,802 shares of Class A Common Stock (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.1% of Class A Common Stock (3)
14.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule 13D is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.

(2)	Includes (i) 251,928 shares of Class A Common Stock held directly by RET Fund II and (ii) 5,874 shares of Class A Common Stock held directly by RET Associates II. RET GP II serves as the sole general partner of each of RET Fund II and RET Associates II. As such, RET GP II possesses power to direct the voting and disposition of these shares and may be deemed to have indirect beneficial ownership of these shares. RET GP II owns no securities of the Issuer directly. Helm and Yip are the Managing Directors of RET GP II. As such, each of Helm and Yip possesses power to direct the voting and disposition of these shares and may be deemed to have indirect beneficial ownership of these shares.

(3)	This calculation is based on 195,331,762 shares of Class A Common Stock outstanding as of May 9, 2022, as reported in the Issuer’s Form 10-Q filed on May 11, 2022 with the SEC.

CUSIP No. 83193G107
1.	Names of Reporting Persons John Helm
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) (b)	☐ ☒ (1)
3.	SEC Use Only
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 1,326,957 shares of Class A Common Stock
	8.	Shared Voting Power 25,332,441 shares of Class A Common Stock (2)
	9.	Sole Dispositive Power 1,326,957 shares of Class A Common Stock
	10.	Shared Dispositive Power 25,332,441 shares of Class A Common Stock (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 26,659,398 shares of Class A Common Stock (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 13.6% of Class A Common Stock (3)
14.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13D is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.

(2)	Includes (i) 289,379 shares of Class A Common Stock held directly by RET Associates I; (ii) 16,571,480 shares of Class A Common Stock held directly by RET Fund I; (iii) 3,809,028 shares of Class A Common Stock held directly by RET Fund I-A; (iv) 4,404,752 shares of Class A Common Stock held directly by RET SPV I; (v) 251,928 shares of Class A Common Stock held directly by RET Fund II; and (vi) 5,874 shares of Class A Common Stock held directly by RET Associates II. RET GP I serves as the sole general partner of each of RET Associates I, RET Fund I, RET Fund I-A and RET SPV I. As such, RET GP I possesses power to direct the voting and disposition of the securities beneficially owned by each of RET Associates I, RET Fund I, RET Fund I-A and RET SPV I and may be deemed to have indirect beneficial ownership of such securities. RET GP I owns no securities of the Issuer directly. RET GP II serves as the sole general partner of each of RET Fund II and RET Associates II. As such, RET GP II possesses power to direct the voting and disposition of the securities beneficially owned by each of RET Fund II and RET Associates II and may be deemed to have indirect beneficial ownership of such securities. RET GP II owns no securities of the Issuer directly. Helm is a Managing Director of each of RET GP I and RET GP II. As such, Helm possesses power to direct the voting and disposition of these securities and may be deemed to have indirect beneficial ownership of these securities.

(3)	This calculation is based on 195,331,762 shares of Class A Common Stock outstanding as of May 9, 2022, as reported in the Issuer’s Form 10-Q filed on May 11, 2022 with the SEC.

CUSIP No. 83193G107
1.	Names of Reporting Persons Christopher Yip
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) (b)	☐ ☒ (1)
3.	SEC Use Only
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 452,447 shares of Class A Common Stock
	8.	Shared Voting Power 257,802 shares of Class A Common Stock (2)
	9.	Sole Dispositive Power 452,447 shares of Class A Common Stock
	10.	Shared Dispositive Power 257,802 shares of Class A Common Stock (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 710,249 shares of Class A Common Stock (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.4% of Class A Common Stock (3)
14.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13D is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.

(2)	Includes (i) 251,928 shares of Class A Common Stock held directly by RET Fund II and (ii) 5,874 shares of Class A Common Stock held directly by RET Associates II. RET GP II serves as the sole general partner of each of RET Fund II and RET Associates II. As such, RET GP II possesses power to direct the voting and disposition of these shares and may be deemed to have indirect beneficial ownership of these shares. RET GP II owns no securities of the Issuer directly. Yip is a Managing Director of RET GP II. As such, Yip possesses power to direct the voting and disposition of these shares and may be deemed to have indirect beneficial ownership of these shares.

(3)	This calculation is based on 195,331,762 shares of Class A Common Stock outstanding as of May 9, 2022, as reported in the Issuer’s Form 10-Q filed on May 11, 2022 with the SEC.

Explanatory Note: This Amendment No. 3 (the “Amendment”), which further amends the Schedule13D filed with the SEC on March 14, 2022 as amended on May 31, 2022 and June 28, 2022 (the “Original Schedule 13D”), is being filed on behalf of Real Estate Technology Ventures Associates, L.P. (“RET Associates I”), Real Estate Technology Ventures, L.P. (“RET Fund I”), Real Estate Technology Ventures-A, L.P. (“RET Fund I-A”), RET Ventures SPV I, L.P. (“RET SPV I”), RETV GP, LLC (“RET GP I”), Real Estate Technology Ventures II, L.P. (“RET Fund II”), Real Estate Technology Ventures Associates II, L.P. (“RET Associates II”), RETV GP II, LLC (“RET GP II”), John Helm (“Helm”) and Christopher Yip (“Yip” and, with RET Associates I, RET Fund I, RET Fund I-A, RET SPV I, RET GP I, RET Fund II, RET Associates II, RET GP II and Helm, collectively, the “Reporting Persons”) in respect of the Class A Common Stock, $0.0001 par value per share (“Class A Common Stock”), of SmartRent, Inc., a Delaware corporation (the “Issuer” and also “SmartRent”). This Amendment is being filed by the Reporting Persons to report the distributions in kind of Class A Common Stock on August 3, 2022. Accordingly, the number of securities beneficially owned by the Reporting Persons has decreased as described in Items 4 and 5 below.

Items 4 and 5 of the Original Schedule 13D are hereby amended and supplemented to the extent hereinafter expressly set forth and, except as amended and supplemented hereby, the Original Schedule 13D remains in full force and effect. All capitalized terms used in this Amendment but not defined herein shall have the meanings ascribed thereto in the Original Schedule 13D.

Item 4.	Purpose of Transaction

Item 4 of the Original Schedule 13D is hereby amended and supplemented by adding the following paragraph at the end of Item 4:

On August 3, 2022, RET SPV I made a pro rata in-kind distribution for no additional consideration of an aggregate of 749,729 shares of Class A Common Stock to its general partner and limited partners. Of the shares distributed by RET SPV I, RET Associates I, RET Fund I, RET Fund I-A, RET GP I, RET Fund II and RET Associates II received 2,469; 145,478; 37,706; 28,382; 181,439 and 4,214 shares respectively.

On August 3, 2022, RET Associates I made a pro rata in-kind distribution for no additional consideration of 55,083 shares of Class A Common Stock to its limited partners.

On August 3, 2022, RET Fund I made a pro rata in-kind distribution for no additional consideration of 3,158,470 shares of Class A Common Stock to its general partner, RET GP I, and its limited partners. Of the shares distributed by RET Fund I, RET GP I received 604,927 shares.

On August 3, 2022, RET Fund I-A made a pro rata in-kind distribution for no additional consideration of 730,257 shares of Class A Common Stock to its general partner, RET GP I, and its limited partners. Of the shares distributed by RET Fund I-A, RET GP I received 124,144 shares.

On August 3, 2022, RET Fund II made a pro rata in-kind distribution for no additional consideration of 227,236 shares of Class A Common Stock to its general partner, RET GP II, and its limited partners. Of the shares distributed by RET Fund II, RET GP II received 2,272 shares.

On August 3, 2022, RET Associates II made a pro rata in-kind distribution for no additional consideration of 5,278 shares of Class A Common Stock to its limited partners.

On August 3, 2022, RET GP I made a pro rata in-kind distribution for no additional consideration of 757,453 shares of Class A Common Stock to its members. Of the shares distributed by RET GP I, Helm and Yip received 532,699 and 179,448 shares respectively.

On August 3, 2022, RET GP II made a pro rata in-kind distribution for no additional consideration of 2,272 shares of Class A Common Stock to its members. Of the shares distributed by RET GP II, Helm and Yip received 1,214 and 809 shares respectively.

Item 5.	Interest in Securities of the Issuer

Item 5 of the Original Schedule 13D is hereby amended and restated in its entirety as follows:

(a) – (b).	The following information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13D is provided as of August 4, 2022:

Reporting Persons	Shares Held Directly	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class (7)
RET Associates I (1)	289,379	0	289,379	0	289,379	289,379	0.1%
RET Fund I (2)	16,571,480	0	16,571,480	0	16,571,480	16,571,480	8.5%
RET Fund I-A (3)	3,809,028	0	3,809,028	0	3,809,028	3,809,028	2.0%
RET SPV I (4)	4,404,752	0	4,404,752	0	4,404,752	4,404,752	2.3%
RET GP I (1)(2)(3)(4)	0	0	25,074,639	0	25,074,639	25,074,639	12.8%
RET Fund II (5)	251,928	0	251,928	0	251,928	251,928	0.1%
RET Associates II (6)	5,874	0	5,874	0	5,874	5,874	0.0%
RET GP II (5)(6)	0	0	257,802	0	257,802	257,802	0.1%
Helm (1)(2)(3)(4)(5)(6)	1,326,957	1,326,957	25,332,441	1,326,957	25,332,441	26,659,398	13.6%
Yip (5)(6)	452,447	452,447	257,802	452,447	257,802	710,249	0.4%

(1)	Includes 289,379 shares of Class A Common Stock held directly by RET Associates I. RET GP I serves as the sole general partner of RET Associates I. As such, RET GP I possesses power to direct the voting and disposition of the shares beneficially owned by RET Associates I and may be deemed to have indirect beneficial ownership of the shares beneficially owned by RET Associates I. RET GP I owns no securities of the Issuer directly. Helm is the Managing Director of RET GP I. As such, Helm possesses power to direct the voting and disposition of the shares beneficially owned by RET Associates I and may be deemed to have indirect beneficial ownership of these shares.

(2)	Includes 16,571,480 shares of Class A Common Stock held directly by RET Fund I. RET GP I serves as the sole general partner of RET Fund I. As such, RET GP I possesses power to direct the voting and disposition of the shares beneficially owned by RET Fund I and may be deemed to have indirect beneficial ownership of the shares beneficially owned by RET Fund I. RET GP I owns no securities of the Issuer directly. Helm is the Managing Director of RET GP I. As such, Helm possesses power to direct the voting and disposition of the shares beneficially owned by RET Fund I and may be deemed to have indirect beneficial ownership of these shares.

(3)	Includes 3,809,028 shares of Class A Common Stock held directly by RET Fund I-A. RET GP I serves as the sole general partner of RET Fund I-A. As such, RET GP I possesses power to direct the voting and disposition of the shares beneficially owned by RET Fund I-A and may be deemed to have indirect beneficial ownership of the shares beneficially owned by RET Fund I-A. RET GP I owns no securities of the Issuer directly. Helm is the Managing Director of RET GP I. As such, Helm possesses power to direct the voting and disposition of the shares beneficially owned by RET Fund I-A and may be deemed to have indirect beneficial ownership of these shares.

(4)	Includes 4,404,752 shares of Class A Common Stock held directly by RET SPV I. RET GP I serves as the sole general partner of RET SPV I. As such, RET GP I possesses power to direct the voting and disposition of the shares beneficially owned by RET SPV I and may be deemed to have indirect beneficial ownership of the shares beneficially owned by RET SPV I. RET GP I owns no securities of the Issuer directly. Helm is the Managing Director of RET GP I. As such, Helm possesses power to direct the voting and disposition of the shares beneficially owned by RET SPV I and may be deemed to have indirect beneficial ownership of these shares.

(5)	Includes 251,928 shares of Class A Common Stock held directly by RET Fund II. RET GP II serves as the sole general partner of RET Fund II. As such, RET GP II possesses power to direct the voting and disposition of the shares beneficially owned by RET Fund II and may be deemed to have indirect beneficial ownership of the shares beneficially owned by RET Fund II. RET GP II owns no securities of the Issuer directly. Helm and Yip are the Managing Directors of RET GP II. As such, each of Helm and Yip possesses power to direct the voting and disposition of the shares beneficially owned by RET Fund II and may be deemed to have indirect beneficial ownership of these shares.

(6)	Includes 5,874 shares of Class A Common Stock held directly by RET Associates II. RET GP II serves as the sole general partner of RET Associates II. As such, RET GP II possesses power to direct the voting and disposition of the shares beneficially owned by RET Associates II and may be deemed to have indirect beneficial ownership of the shares beneficially owned by RET Associates II. RET GP II owns no securities of the Issuer directly. Helm and Yip are the Managing Directors of RET GP II. As such, each of Helm and Yip possesses power to direct the voting and disposition of the shares beneficially owned by RET Associates II and may be deemed to have indirect beneficial ownership of these shares.

(7)	This calculation is based on 195,331,762 shares of Class A Common Stock outstanding as of May 9, 2022, as reported in the Issuer’s Form 10-Q filed on May 11, 2022 with the SEC.

(c)	Except as set forth herein, none of the Reporting Persons has effected any transactions in shares of the Issuer’s Common Stock since June 28, 2022 (the date of the filing of Amendment No. 2 to this Schedule 13D).

(d)	No other person is known to have the right to receive or the power to direct the receipt of dividends from, or any proceeds from the sale of, the shares of Common Stock beneficially owned by any of the Reporting Persons.

(e)	Not applicable.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

August 5, 2022

Real Estate Technology Ventures Associates, L.P.

By:	RETV GP, LLC
its	General Partner

By:	/s/ John Helm
Name: John Helm
Title: Managing Director

Real Estate Technology Ventures, L.P.

By:	RETV GP, LLC
its	General Partner

By:	/s/ John Helm
Name: John Helm
Title: Managing Director

Real Estate Technology Ventures-A, L.P.

By:	RETV GP, LLC
its	General Partner

By:	/s/ John Helm
Name: John Helm
Title: Managing Director

RET Ventures SPV I, L.P.

By:	RETV GP, LLC
its	General Partner

By:	/s/ John Helm
Name: John Helm
Title: Managing Director

RETV GP, LLC

By:	/s/ John Helm
Name: John Helm
Title: Managing Director

Real Estate Technology Ventures II, L.P.

By:	RETV GP II, LLC
its	General Partner

By:	/s/ John Helm
Name: John Helm
Title: Managing Director

Real Estate Technology Ventures Associates II, L.P.

By:	RETV GP II, LLC
its	General Partner

By:	/s/ John Helm
Name: John Helm
Title: Managing Director

RETV GP II, LLC

By:	/s/ John Helm
Name: John Helm
Title: Managing Director

/s/ John Helm
John Helm

/s/ Christopher Yip
Christopher Yip

ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).